News Release Contact: Robert M. Plante Vice President & Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares $0.10 per Common Unit Increase
in Annualized Distribution Rate to $2.75 per Common Unit

Whippany, New Jersey, January 25, 2007 -- Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced that its Board of Supervisors declared the twelfth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.6625 to $0.6875 per Common Unit for the three months ended December 30, 2006. The distribution equates to $2.75 per Common Unit annualized, an increase of $0.10 per Common Unit from the previous distribution rate, and is payable on February 13, 2007 to Common Unitholders of record as of February 6, 2007. This increased distribution level represents a 12% increase in the quarterly distribution rate since the first quarter of the prior year.

In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, ‘‘After considering a number of factors, including the strength of earnings from the fiscal year just completed, our Board has declared yet another increase in our quarterly distribution rate. This increase demonstrates confidence in our ability to sustain an improved base level of earnings.’’

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.